Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

Berry Petroleum Appoints Shawn Canaday to Controller and Steve Wilson to Treasurer

Bakersfield, Calif.-- (BUSINESS WIRE)--March 5, 2007 Bakersfield, CA-- Berry Petroleum Company (NYSE: BRY) today announced that Shawn Canaday, 31, has been appointed controller and Steven B. Wilson, 43, has been appointed treasurer, effective March 2, 2007. Mr. Wilson was recently named controller of Berry upon the retirement of Mr. Don Dale in December 2006. Both Mr. Canaday and Mr. Wilson report to Mr. Ralph Goehring, executive vice president and chief financial officer.

In announcing the appointments Mr. Goehring said, “Both Mr. Wilson and Mr. Canaday have been an integral part of the Berry finance leadership over the past three years. Both have demonstrated exceptional financial acumen in their respective roles at Berry. We are switching their roles to allow each of them the opportunity to broaden their experience and knowledge base, to enhance their leadership abilities and to provide executive depth within the Company. We all work well together and will continue to advance our broadening finance function as Berry executes its growth strategies.”

Mr. Canaday has been the treasurer since December 2004 and joined Berry as a senior financial analyst in 2003. Mr. Canaday is a graduate of California State University, Fresno, and has experience in both public accounting and the oil and gas industry, having previously worked for Chevron.

Mr. Wilson was promoted to controller from assistant controller in December 2006. He joined Berry in 2003 and is a graduate of Brigham Young University. Prior to joining Berry, Mr. Wilson held senior financial management positions with several companies and was an audit manager with Price Waterhouse LLP.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry’s 2006 Form 10-K filed with the Securities and Exchange Commission.

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